Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2019 Results

•	Net sales of $14.4 billion

•	Net earnings of $1.4 billion, or $5.00 per share

•	Generated cash from operations of $1.7 billion

•	Achieved record backlog of $137 billion

•	Increases 2019 outlook for all financial metrics

BETHESDA, Md., July 23, 2019 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2019 net sales of $14.4 billion, compared to $13.4 billion in the second quarter of 2018. Net earnings in the second quarter of 2019 were $1.4 billion, or $5.00 per share, compared to $1.2 billion, or $4.05 per share, after severance charges of $96 million, in the second quarter of 2018. Cash from operations in the second quarter of 2019 was $1.7 billion, compared to cash used for operations of $(72) million after pension contributions of $2.0 billion in the second quarter of 2018.

“The corporation achieved another quarter of strong operational and financial results across all four of our businesses, which allowed us to grow our backlog to a new record level and to increase our financial outlook for 2019,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “Our team remains focused on driving growth, investing in innovative solutions, and creating long-term value for shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
	Net sales	$14,427	$13,398	$28,763	$25,033

	Business segment operating profit[1]	$1,554	$1,466	$3,269	$2,776
	Unallocated items
	FAS/CAS operating adjustment	512	451	1,024	902
	Severance and restructuring charges[2]	—	(96)	—	(96)
	Other, net[3]	(58)	(26)	(2)	(62)
	Total unallocated items	454	329	1,022	744
	Consolidated operating profit	$2,008	$1,795	$4,291	$3,520

	Net earnings[4]	$1,420	$1,163	$3,124	$2,320

	Diluted earnings per share	$5.00	$4.05	$11.00	$8.07

	Cash generated from (used for) operations[5]	$1,668	$(72)	$3,331	$560

1	Business segment operating profit is a non-GAAP measure. See the Non-GAAP Financial Measures section of this news release for more information.
2
In the second quarter and first six months of 2018, the corporation recorded severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

3
In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

4
Net earnings in the second quarter and first six months of 2019 include benefits of $15 million ($0.05 per share) and $90 million ($0.32 per share), respectively, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million ($0.23 per share) of the total benefit was recorded discretely in the first quarter of 2019 because it relates to the prior year.

5
Cash from operations in the second quarter of 2018 is after pension contributions of $2.0 billion. Cash from operations in the first six months of 2018 is after pension contributions $3.5 billion and net tax refunds of $406 million.

2019 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[3]	April Outlook[3]

	Net sales	$58,250 - $59,750	$56,750 - $58,250

	Business segment operating profit	$6,325 - $6,475	$6,100 - $6,250

	Net FAS/CAS pension adjustment[1]	~$1,475	~$1,475

	Diluted earnings per share[2]	$20.85 - $21.15	$20.05 - $20.35

	Cash from operations	≥$7,600	≥$7,500

1
The net FAS/CAS pension adjustment above is presented as a single amount and includes expected 2019 U.S. Government cost accounting standards (CAS) pension cost of approximately $2,565 million and expected financial accounting standards (FAS) pension expense of approximately $1,090 million. CAS pension cost and the service cost component of FAS pension expense is included in operating profit as part of cost of sales. The non-service cost components of FAS pension expense are included in other non-operating expense, net in the corporation's consolidated statements of earnings. For additional detail on the corporation's FAS/CAS pension adjustment see the supplemental table included at the end of this news release.

2
Although the corporation typically does not update its outlook for proposed changes in law, the above includes the effect of recently proposed tax regulations confirming that foreign military sales (FMS) qualify for tax deductions for foreign derived intangible income. The corporation believes incorporating the effect of the proposed regulations yields more accurate disclosure of the company's expectations because the proposed regulations describe the tax treatment of FMS sales in accordance with the corporation's analysis of the Internal Revenue Code.

3	The corporation’s financial outlook for 2019 does not include potential impacts to the corporation's programs, including the F-35 program, resulting from U.S. Government actions related to Turkey.
Cash Activities

The corporation’s cash activities in the second quarter of 2019 included the following:

•	paying cash dividends of $622 million, compared to $570 million in the second quarter of 2018;

•	repurchasing 0.6 million shares for $219 million, compared to 1.0 million shares for $310 million in the second quarter of 2018;

•	making capital expenditures of $249 million, compared to $264 million in the second quarter of 2018;

•	making net repayments of $400 million for commercial paper, compared to no net repayments in the second quarter of 2018; and

•	making no pension contributions, compared to pension contributions of $2.0 billion in the second quarter of 2018.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales
Aeronautics	$5,550	$5,321	$11,134	$9,719
Missiles and Fire Control	2,411	2,085	4,761	3,762
Rotary and Mission Systems	3,768	3,566	7,530	6,789
Space	2,698	2,426	5,338	4,763
Total net sales	$14,427	$13,398	$28,763	$25,033

Operating profit
Aeronautics	$592	$572	$1,177	$1,046
Missiles and Fire Control	327	279	744	540
Rotary and Mission Systems	347	341	726	652
Space	288	274	622	538
Total business segment operating profit	1,554	1,466	3,269	2,776
Unallocated items
FAS/CAS operating adjustment	512	451	1,024	902
Severance and restructuring charges	—	(96)	—	(96)
Other, net	(58)	(26)	(2)	(62)
Total unallocated items	454	329	1,022	744
Total consolidated operating profit	$2,008	$1,795	$4,291	$3,520

Net sales and operating profit of the corporation's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation's business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation's business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segment’s net sales and cost of sales. The corporation's consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS pension expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension cost component is included in other non‑operating expense, net on the corporation's consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 27 percent of total segment operating profit in the second quarter of 2019 as compared to 32 percent in the second quarter of 2018.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales	$5,550	$5,321	$11,134	$9,719
Operating profit	$592	$572	$1,177	$1,046
Operating margin	10.7%	10.7%	10.6%	10.8%

Aeronautics’ net sales in the second quarter of 2019 increased $229 million, or 4 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $205 million for the F-35 program due to increased volume on production, development and sustainment contracts.

Aeronautics’ operating profit in the second quarter of 2019 increased $20 million, or 3 percent, compared to the same period in 2018. Operating profit increased approximately $15 million for the F-35 program due to increased recurring volume on higher margin production contracts, partially offset by lower risk retirements on production and sustainment contracts. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were $25 million lower in the second quarter of 2019 compared to the same period in 2018.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales	$2,411	$2,085	$4,761	$3,762
Operating profit	$327	$279	$744	$540
Operating margin	13.6%	13.4%	15.6%	14.4%

MFC’s net sales in the second quarter of 2019 increased $326 million, or 16 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $195 million for tactical and strike missile programs due to increased volume (primarily precision fires, new hypersonic missile programs and classified programs); and about $100 million for sensors and global sustainment programs due to increased volume (primarily the Special Operations Forces Global Logistics Support Services (SOF GLSS) and Apache).

MFC’s operating profit in the second quarter of 2019 increased $48 million, or 17 percent, compared to the same period in 2018. Operating profit increased approximately $35 million for sensors and global sustainment programs due to $65 million of charges recorded in the second quarter of 2018 which did not recur for performance matters on the Warrior Capability Sustainment Program and higher volume (primarily SOF GLSS and Apache), partially offset by current period charges of $30 million for performance matters on an international military program and lower risk retirements (primarily Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) and Sniper Advanced Targeting Pod (SNIPER®)); and about $15 million for tactical and strike missile programs due to higher volume (primarily precision fires). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were comparable in the second quarter of 2019 to the same period in 2018.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales	$3,768	$3,566	$7,530	$6,789
Operating profit	$347	$341	$726	$652
Operating margin	9.2%	9.6%	9.6%	9.6%

RMS’ net sales in the second quarter of 2019 increased $202 million, or 6 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $190 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily Multi Mission Surface Combatant (MMSC), Littoral Combat Ship (LCS), and Aegis Combat System (Aegis)) and about $95 million for various training and logistics solutions (TLS) programs due to higher volume. These increases were partially offset by a decrease of approximately $115 million for Sikorsky helicopter programs due to lower volume (primarily Black Hawk production, the combat rescue helicopter program and commercial aircraft services).

RMS’ operating profit in the second quarter of 2019 was comparable to the same period in 2018. Operating profit increased approximately $60 million for IWSS programs due to higher risk retirements (primarily Radar Surveillance Systems, Aegis and LCS). This increase was partially offset by a decrease of $60 million for TLS programs due to a $60 million charge for an army sustainment program. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were about $40 million lower in the second quarter of 2019 compared to the same period in 2018.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales	$2,698	$2,426	$5,338	$4,763
Operating profit	$288	$274	$622	$538
Operating margin	10.7%	11.3%	11.7%	11.3%

Space’s net sales in the second quarter of 2019 increased $272 million, or 11 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $170 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR); Global Positioning System (GPS) III; and government satellite services) and about $70 million for strategic and missile defense programs due to higher volume (primarily hypersonic programs).

Space's operating profit in the second quarter of 2019 increased $14 million, or 5 percent, compared to the same period in 2018. Operating profit increased approximately $35 million for commercial satellite programs, which reflect a lower amount of charges recorded for performance matters; and about $30 million for government satellite programs due to higher volume (primarily GPS III and government satellite services) and higher risk retirements (primarily Advanced Extremely High Frequency (AEHF) and GPS III). These increases were partially offset by a decrease of approximately $35 million due to lower equity earnings for ULA driven by fewer launches and about $20 million for strategic and missile defense programs due to lower risk retirements (primarily Fleet Ballistic Missiles). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were about $15 million higher in the second quarter of 2019, compared to the same period in 2018.

Total equity earnings recognized by Space (primarily ULA) represented approximately $15 million, or 5 percent, of Space’s operating profit in the second quarter of 2019, compared to approximately $50 million, or 18 percent, in the second quarter of 2018.

Income Taxes

The corporation’s effective income tax rate was 15.6 percent in the second quarter of 2019, compared to 18.1 percent in the second quarter of 2018. The rate for the second quarter of 2019 benefited from additional tax deductions based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify for foreign derived intangible income treatment. The rates for both periods benefited from tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, tax deductions for foreign derived intangible income related to direct commercial sales, tax deductions for employee equity awards, and the research and development tax credit.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While the corporation believes that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin Corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from the corporation's business segments before unallocated income and expense. This measure is used by the corporation's senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit included in the corporation's 2019 financial outlook.

	(in millions)	2019 Financial Outlook
		Current Update	April Outlook

	Business segment operating profit (non-GAAP)	$6,325 - $6,475	$6,100 - $6,250
	FAS/CAS operating adjustment[1]	~2,050	~2,050
	Other, net	~(115)	~(125)
	Consolidated operating profit (GAAP)	$8,260 - $8,410	$8,025 - $8,175

1
Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $575 million of expected non-service FAS cost that will be recorded in other non-operating expense, net.

Conference Call Information

Lockheed Martin Corporation will webcast live its second quarter 2019 earnings results conference call (listen-only mode) on Tuesday, July 23, 2019, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•
budget uncertainty; affordability initiatives; the risk of future sequestration under the Budget Control Act of 2011 or other budget cuts; the impact of any future government shutdowns (including the potential that the corporation works on unfunded contracts to preserve their cost and/or schedule);

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•
economic, industry, business and political conditions including their effects on governmental policy (including government actions that disrupt our supply chain or prevent the sale or delivery of the corporation's products, such as delays in obtaining Congressional approvals for exports requiring Congressional notification to the Kingdom of Saudi Arabia, the United Arab Emirates and Turkey and the suspension of the sale of F-35 aircraft to Turkey and potential sanctions), or other trade policies or sanctions (including potential sanctions on the Kingdom of Saudi Arabia);

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; its ability to recover investments, which is frequently dependent upon the successful operation of ventures that it does not control; and changes in foreign national priorities, and foreign government budgets;

•
the competitive environment for the corporation’s products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•	the corporation’s ability to implement and continue and the timing and impact of capitalization changes such as share repurchases and dividend payments;

•
timing and estimates regarding pension funding and the success of the corporation's efforts to reduce volatility of its outstanding pension obligations and to accelerate CAS cost recovery and recover certain associated costs from the U.S. Government;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•
risk of an impairment of goodwill and intangible assets, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential further impairment of its equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting the corporation's industry, including export of its products from the U.S. and other countries, cost allowability or recovery, aggressive government positions with respect to the use and ownership of intellectual property and potential changes to the DoD’s acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts;

•	the effect of changes in accounting, taxation, or export laws, regulations, and policies; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that the corporation has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2018 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
	Net sales	$14,427	$13,398	$28,763	$25,033
	Cost of sales[2]	(12,434)	(11,645)	(24,582)	(21,622)
	Gross profit	1,993	1,753	4,181	3,411
	Other income, net[3]	15	42	110	109
	Operating profit	2,008	1,795	4,291	3,520
	Interest expense	(163)	(165)	(334)	(320)
	Other non-operating expense, net	(162)	(210)	(329)	(420)
	Earnings before income taxes	1,683	1,420	3,628	2,780
	Income tax expense[4]	(263)	(257)	(504)	(460)
	Net earnings	$1,420	$1,163	$3,124	$2,320
	Effective tax rate	15.6%	18.1%	13.9%	16.5%

	Earnings per common share
	Basic	$5.03	$4.08	$11.07	$8.13
	Diluted	$5.00	$4.05	$11.00	$8.07

	Weighted average shares outstanding
	Basic	282.2	285.0	282.3	285.2
	Diluted	283.9	287.1	284.1	287.5

	Common shares reported in stockholders' equity at end of period			281	283

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 30 for the second quarter of 2019 and June 24 for the second quarter of 2018. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2
In the second quarter and first six months of 2018, the corporation recorded severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

3
In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

4
Net earnings in the second quarter and first six months of 2019 include benefits of $15 million ($0.05 per share) and $90 million ($0.32 per share), respectively, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million ($0.23 per share) of the total benefit was recorded discretely in the first quarter of 2019 because it relates to the prior year.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 30, 2019	June 24, 2018	% Change	June 30, 2019	June 24, 2018	% Change
	Net sales
	Aeronautics	$5,550	$5,321	4%	$11,134	$9,719	15%
	Missiles and Fire Control	2,411	2,085	16%	4,761	3,762	27%
	Rotary and Mission Systems	3,768	3,566	6%	7,530	6,789	11%
	Space	2,698	2,426	11%	5,338	4,763	12%
	Total net sales	$14,427	$13,398	8%	$28,763	$25,033	15%

	Operating profit
	Aeronautics	$592	$572	3%	$1,177	$1,046	13%
	Missiles and Fire Control	327	279	17%	744	540	38%
	Rotary and Mission Systems	347	341	2%	726	652	11%
	Space	288	274	5%	622	538	16%
	Total business segment operating profit	1,554	1,466	6%	3,269	2,776	18%
	Unallocated items
	FAS/CAS operating adjustment	512	451		1,024	902
	Severance and restructuring charges[1]	—	(96)		—	(96)
	Other, net[2]	(58)	(26)		(2)	(62)
	Total unallocated items	454	329	38%	1,022	744	37%
	Total consolidated operating profit	$2,008	$1,795	12%	$4,291	$3,520	22%

	Operating margin
	Aeronautics	10.7%	10.7%		10.6%	10.8%
	Missiles and Fire Control	13.6%	13.4%		15.6%	14.4%
	Rotary and Mission Systems	9.2%	9.6%		9.6%	9.6%
	Space	10.7%	11.3%		11.7%	11.3%
	Total business segment operating margin	10.8%	10.9%		11.4%	11.1%

	Total consolidated operating margin	13.9%	13.4%		14.9%	14.1%

1
In the second quarter and first six months of 2018, the corporation recorded severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

2
In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

		June 30, 2019	Dec. 31, 2018
		(unaudited)
	Assets
	Current assets
	Cash and cash equivalents	$1,167	$772
	Receivables, net	2,546	2,444
	Contract assets	10,388	9,472
	Inventories	3,599	2,997
	Other current assets	400	418
	Total current assets	18,100	16,103

	Property, plant and equipment, net	6,170	6,124
	Goodwill	10,775	10,769
	Intangible assets, net	3,351	3,494
	Deferred income taxes	3,163	3,208
	Other noncurrent assets[1]	6,281	5,178
	Total assets	$47,840	$44,876

	Liabilities and equity
	Current liabilities
	Accounts payable	$2,611	$2,402
	Contract liabilities	6,766	6,491
	Salaries, benefits and payroll taxes	2,077	2,122
	Current maturities of long-term debt and commercial paper	900	1,500
	Other current liabilities[1]	2,778	1,883
	Total current liabilities	15,132	14,398

	Long-term debt, net	12,637	12,604
	Accrued pension liabilities	11,426	11,410
	Other postretirement benefit liabilities	688	704
	Other noncurrent liabilities[1]	5,061	4,311
	Total liabilities	44,944	43,427

	Stockholders’ equity
	Common stock, $1 par value per share	281	281
	Additional paid-in capital	—	—
	Retained earnings	16,408	15,434
	Accumulated other comprehensive loss	(13,839)	(14,321)
	Total stockholders’ equity	2,850	1,394
	Noncontrolling interests in subsidiary	46	55
	Total equity	2,896	1,449
	Total liabilities and equity	$47,840	$44,876

1
Effective Jan. 1, 2019, the corporation adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). As of June 30, 2019, right-of-use operating lease assets were $971 million and operating lease liabilities were $1.1 billion. Approximately $815 million of operating lease liabilities were classified as noncurrent. There was no impact to the corporation's consolidated statements of earnings or cash flows as a result of adopting this standard. The 2018 periods were not restated for the adoption of ASU 2016-02.

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 30, 2019	June 24, 2018
Operating activities
Net earnings	$3,124	$2,320
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	565	566
Stock-based compensation	104	98
Severance and restructuring charges	—	96
Gain on property sale	(51)	—
Changes in assets and liabilities
Receivables, net	(102)	(217)
Contract assets	(916)	(1,289)
Inventories	(602)	(160)
Accounts payable	237	1,224
Contract liabilities	275	(615)
Postretirement benefit plans	552	(2,790)
Income taxes	112	928
Other, net	33	399
Net cash provided by operating activities	3,331	560

Investing activities
Capital expenditures	(533)	(480)
Other, net	25	151
Net cash used for investing activities	(508)	(329)

Financing activities
Dividends paid	(1,260)	(1,156)
Repurchases of common stock	(500)	(610)
Repayments of commercial paper, net	(600)	—
Other, net	(68)	(145)
Net cash used for financing activities	(2,428)	(1,911)

Net change in cash and cash equivalents	395	(1,680)
Cash and cash equivalents at beginning of period	772	2,861
Cash and cash equivalents at end of period	$1,167	$1,181

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2018	$281	$—	$15,434	$(14,321)	$1,394	$55	$1,449
	Net earnings	—	—	3,124	—	3,124	—	3,124
	Other comprehensive income, net of tax[1]	—	—	—	482	482	—	482
	Repurchases of common stock	(2)	(220)	(278)	—	(500)	—	(500)
	Dividends declared[2]	—	—	(1,872)	—	(1,872)	—	(1,872)
	Stock-based awards, ESOP activity and other	2	220	—	—	222	—	222
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(9)	(9)
	Balance at June 30, 2019	$281	$—	$16,408	$(13,839)	$2,850	$46	$2,896

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2
Represents dividends of $2.20 per share declared for each of the first, second and third quarters of 2019. In the second quarter, the corporation declared the second and third quarter dividends. However, the third quarter dividend will be paid in Sept. 2019.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2019 Outlook	2018 Actual
	Total FAS expense and CAS costs
	FAS pension expense	$(1,090)	$(1,431)
	Less: CAS pension cost	2,565	2,433
	Net FAS/CAS pension adjustment	$1,475	$1,002

	Service and non-service cost reconciliation
	FAS pension service cost	$(515)	$(630)
	Less: CAS pension cost	2,565	2,433
	FAS/CAS operating adjustment	2,050	1,803
	Non-operating FAS pension cost[1]	(575)	(801)
	Net FAS/CAS pension adjustment	$1,475	$1,002

1
The corporation records the non-service cost components of FAS pension expense as part of other non-operating expense, net in the consolidated statements of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service costs for its qualified defined benefit pension plans in the table above, along with non-service costs for its other postretirement benefit plans of $115 million, to total $690 million for 2019. The corporation recorded non-service costs for its other postretirement benefit plans of $67 million in 2018, in addition to its total non-service costs for its qualified defined benefit pension plans in the table above, for a total of $868 million in 2018.

Backlog	June 30, 2019	Dec. 31, 2018
Aeronautics	$51,906	$55,601
Missiles and Fire Control	26,237	21,363
Rotary and Mission Systems	32,309	31,320
Space	26,231	22,184
Total backlog	$136,683	$130,468

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
F-35	29	25	55	39
C-130J	8	8	13	11
C-5	—	2	—	3
Government helicopter programs	26	29	41	47
Commercial helicopter programs	—	—	—	1
International military helicopter programs	1	—	3	1

Number of Weeks in Reporting Period	2019	2018
First quarter	13	12
Second quarter	13	13
Third quarter	13	14
Fourth quarter	13	13